Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Receipt of Second SBIC License

Dallas, Texas – April 21, 2025 – Capital Southwest Corporation (“Capital Southwest”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its wholly owned subsidiary, Capital Southwest SBIC II, LP (“SBIC II”), has received a license from the U.S. Small Business Administration (“SBA”) to operate as a Small Business Investment Company (“SBIC”).

As an SBIC, SBIC II will be subject to a variety of regulations and oversight by the SBA concerning, among other things, the size and nature of the companies in which it may invest as well as the structure of those investments. The SBIC license will allow SBIC II to obtain leverage by issuing SBA-guaranteed debentures, subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC which have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current SBA regulations permit SBIC II to borrow up to $175 million in SBA-guaranteed debentures, bringing Capital Southwest’s aggregate borrowing capacity through the SBIC program to a total of up to $350 million of capital.

The SBA program has played a pivotal role within Capital Southwest’s lower middle market investment strategy since receiving its first SBIC license in April 2021. Capital Southwest received exemptive relief from the Securities and Exchange Commission that allows for the exclusion of SBA-guaranteed debentures from the definition of senior securities in the asset coverage requirement applicable to the Company.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.7 billion in investments at fair value as of December 31, 2024. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Investor Relations Contact:
Michael S. Sarner, President and Chief Executive Officer
214-884-3829